UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934
Date of Report: November 8, 2007 (Date of earliest event reported)
INTERWOVEN, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	000-27389 (Commission File Number)	77-0523543 (IRS Employer Identification No.)

160 East Tasman Drive, San Jose, CA (Address of principal executive offices)	95134 (Zip Code)
(408) 774-2000
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.4225)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-3-4(c))

ITEM 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review
(a) As previously announced on January 30, 2007, the Audit Committee of the Board of Directors of Interwoven, Inc. (the “Company”), with the assistance of independent counsel and independent forensic accounting consultants, has been conducting a voluntary independent review of the Company’s historical stock option procedures and related accounting. On November 9, 2007, the Company issued a press release announcing an update on the on-going review and the expected restatement of its historical consolidated financial statements. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
     Based on the on-going review, the Audit Committee has reached the conclusion that the appropriate measurement dates for financial accounting purposes for certain stock option grants differ from the previously recorded grant dates of those awards. The assessment of the accounting impacts of the change in measurement dates for certain stock option grants is on-going. However, based on the preliminary assessment of the impact, the Audit Committee concluded on November 8, 2007, after consultations with management and its independent advisors, that additional charges for stock-based compensation expense will be required, and that those charges will be material with respect to certain prior periods. The Company currently expects to record additional pre-tax, non-cash charges for stock-based compensation expense related to historical option grants in the range of $30 million to $35 million. Approximately $2 million to $5 million of these charges, which relate primarily to stock options issued prior to 2002, is expected to be charged to the consolidated statement of operations for years ended December 31, 2002 through 2005. The remainder of these charges is expected to be recorded as a charge to accumulated deficit as of December 31, 2001. Such charges are expected to have the effect of increasing the Company’s net loss and increasing accumulated deficit as reported in the Company’s historical consolidated financial statements. The restatement is also expected to reflect previously unrecorded adjustments not related to accounting for stock options that were previously deemed to be immaterial to our consolidated financial statements.
     As a result of the Audit Committee’s findings, the Company has concluded that the consolidated balance sheets as of December 31, 1999 through 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the years ended December 31, 1999 through 2005 should no longer be relied upon. As a result, the Company expects to restate its previously-issued consolidated financial statements for years 2002 through 2005 and its condensed consolidated balance sheets for each of the quarters in 2005 and the first three quarters of 2006 to correct errors related to accounting for stock-based compensation expense. Accordingly, the consolidated financial statements, financial press releases and similar communications issued by the Company with respect to the affected periods should no longer be relied upon.
     As soon as practicable following the completion of the Audit Committee’s review and the review of the conclusions of the Audit Committee by the Company and the Company’s current independent registered public accounting firm, Ernst & Young LLP, and its former independent registered public accounting firm, KPMG LLP, Interwoven intends to prepare restated consolidated financial statements for all affected periods and, as soon as practicable thereafter, become current on the filing of its periodic reports required under the Securities Exchange Act of 1934, as amended.
     The Staff of the Securities and Exchange Commission notified Interwoven on October 24, 2007 that no enforcement action is currently being recommended with respect to the Company’s historical stock option granting practices.
     The Company’s management and the Audit Committee have discussed the matters disclosed under this Item 4.02 with Ernst & Young LLP, the Company’s current independent registered public accounting firm and KPMG LLP, its previous independent registered public accounting firm. The Company is working with Ernst & Young LLP and KPMG LLP to complete its restatement and become current with its public filings as soon as practicable thereafter.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press release dated November 9, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERWOVEN, INC.
Date: November 9, 2007	By:	/s/ John E. Calonico, Jr.
John E. Calonico, Jr.
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX
99.1	Press release dated November 9, 2007.